================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                   -----------

                               (Amendment No. _)*

                            Pomeroy IT Solutions Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


Common Stock, par value $0.01 per share                   731822102
---------------------------------------    -------------------------------------
    (Title of class of securities)                     (CUSIP number)


                                November 24, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ]  Rule 13d-1(d)
                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                                     Page 1

================================================================================

-------------------------------------------------------------------------           -----------------------------------------------
CUSIP No.                           731822102                               13G                          Page 2
-------------------------------------------------------------------------           -----------------------------------------------
------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL VALUE FUND, L.P.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Delaware

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           346,820
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         0
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      346,820
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    0

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              346,820
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    2.9%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   PN
------------------------- ---------------------------------------------------------------------------------------------------------



                                     Page 2

-------------------------------------------------------------------------           -----------------------------------------------
CUSIP No.                           731822102                               13G                          Page 3
-------------------------------------------------------------------------           -----------------------------------------------

------------------------ ----------------------------------------------------------------------------------------------------------
           1             NAME OF REPORTING PERSONS:               SC FUNDAMENTAL LLC

                         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------------ ----------------------------------------------------------------------------------------------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                    (a) [x]
                                                                                                                    (b) [_]
------------------------ ----------------------------------------------------------------------------------------------------------
           3             SEC USE ONLY

------------------------ ----------------------------------------------------------------------------------------------------------
           4             CITIZENSHIP OR PLACE OF ORGANIZATION:    New York

----------------------------- ----- -----------------------------------------------------------------------------------------------
         NUMBER OF             5    SOLE VOTING POWER:                            0
           SHARES
                              ----- -----------------------------------------------------------------------------------------------
        BENEFICIALLY           6    SHARED VOTING POWER:                          346,820
          OWNED BY
                              ----- -----------------------------------------------------------------------------------------------
            EACH               7    SOLE DISPOSITIVE POWER:                       0
          REPORTING
                              ----- -----------------------------------------------------------------------------------------------
        PERSON WITH            8    SHARED DISPOSITIVE POWER:                     346,820

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             346,820
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                   [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                          2.9%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:             OO
------------------------- ---------------------------------------------------------------------------------------------------------




                                     Page 3

-------------------------------------------------------------------------           -----------------------------------------------
CUSIP No.                           731822102                               13G                          Page 4
-------------------------------------------------------------------------           -----------------------------------------------

------------------------ ----------------------------------------------------------------------------------------------------------
           1             NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL VALUE BVI, LTD.

                         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------------ ----------------------------------------------------------------------------------------------------------
           2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------ ----------------------------------------------------------------------------------------------------------
           3             SEC USE ONLY

------------------------ ----------------------------------------------------------------------------------------------------------
           4             CITIZENSHIP OR PLACE OF ORGANIZATION:       British Virgin Islands

------------------------------ ----- ----------------------------------------------------------------------------------------------
          NUMBER OF             5    SOLE VOTING POWER:                          453,716
           SHARES
                               ----- ----------------------------------------------------------------------------------------------
        BENEFICIALLY            6    SHARED VOTING POWER:                        0
          OWNED BY
                               ----- ----------------------------------------------------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER:                     453,716
          REPORTING
                               ----- ----------------------------------------------------------------------------------------------
         PERSON WITH            8    SHARED DISPOSITIVE POWER:                   0

------------------------ ----------------------------------------------------------------------------------------------------------
           9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             453,716
                         REPORTING PERSON:

------------------------ ----------------------------------------------------------------------------------------------------------
          10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                       [  ]
------------------------ ----------------------------------------------------------------------------------------------------------
          11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                   3.8%

------------------------ ----------------------------------------------------------------------------------------------------------
          12             TYPE OF REPORTING PERSON:                   CO
------------------------ ----------------------------------------------------------------------------------------------------------



                                     Page 4

-------------------------------------------------------------------------           -----------------------------------------------
CUSIP No.                           731822102                               13G                          Page 5
-------------------------------------------------------------------------           -----------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                 SC-BVI PARTNERS

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:      Delaware

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                         0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                       453,716
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                    0
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                  453,716

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH            453,716
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                       [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                  3.8%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                  PN
------------------------- ---------------------------------------------------------------------------------------------------------




                                     Page 5

-------------------------------------------------------------------------           -----------------------------------------------
CUSIP No.                           731822102                               13G                          Page 6
-------------------------------------------------------------------------           -----------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                   PMC-BVI, INC.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                     (a) [x]
                                                                                                                     (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:        Delaware

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                            0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                          453,716
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                       0
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                     453,716

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH               453,716
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                       [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                 3.8%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                    CO
------------------------- ---------------------------------------------------------------------------------------------------------




                                     Page 6

-------------------------------------------------------------------------           -----------------------------------------------
CUSIP No.                           731822102                               13G                          Page 7
-------------------------------------------------------------------------           -----------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                 SC FUNDAMENTAL BVI, INC.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:      Delaware

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                          0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                        453,716
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                     0
          REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                   453,716

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             453,716
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                   3.8%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                  CO
------------------------- ---------------------------------------------------------------------------------------------------------




                                     Page 7

-------------------------------------------------------------------------           -----------------------------------------------
CUSIP No.                           731822102                               13G                          Page 8
-------------------------------------------------------------------------           -----------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  PETER M. COLLERY


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                               (a) [x]
                                                                                                                          (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       United States

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           99,634
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         800,536
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      99,634
          REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    800,536

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              900,170
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    7.5%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   IN
------------------------- ---------------------------------------------------------------------------------------------------------




                                     Page 8

-------------------------------------------------------------------------           -----------------------------------------------
CUSIP No.                           731822102                               13G                          Page 9
-------------------------------------------------------------------------           -----------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                                NEIL H. KOFFLER

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                       (a) [x]
                                                                                                                       (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:                  United States

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                            0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                          800,536
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                       0
          REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                     800,536

------------------------ ----------------------------------------------------------------------------------------------------------
           9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING      800,536
                         PERSON:

------------------------ ----------------------------------------------------------------------------------------------------------
          10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                            CERTAIN SHARES:                                                                            [  ]

------------------------ ----------------------------------------------------------------------------------------------------------
          11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                   6.7%
------------------------ ----------------------------------------------------------------------------------------------------------
          12             TYPE OF REPORTING PERSON:                         IN
------------------------ ----------------------------------------------------------------------------------------------------------




                                     Page 9

-------------------------------------------------------------------------           -----------------------------------------------
CUSIP No.                           731822102                               13G                          Page 10
-------------------------------------------------------------------------           -----------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                                    JOHN T. BIRD


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:                         United States

------------------------------ ------ ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                                             0
           SHARES
                               ------ ---------------------------------------------------------------------------------------------
        BENEFICIALLY             6    SHARED VOTING POWER:                                           800,536
          OWNED BY
                               ------ ---------------------------------------------------------------------------------------------
            EACH                 7    SOLE DISPOSITIVE POWER:                                        0
          REPORTING
                               ------ ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                                      800,536

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY                                              800,536
                          OWNED BY EACH REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                          CERTAIN SHARES:                                                                                     [  ]

------------------------- --------------------------------------------------------------------------------------------- -----------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                            6.7%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                         IN
------------------------- ---------------------------------------------------------------------------------------------------------





                                    Page 10

-------------------------------------------------------------------------           -----------------------------------------------
CUSIP No.                           731822102                               13G                          Page 11
-------------------------------------------------------------------------           -----------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                                    DAVID A. HURWITZ

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:                         United States

------------------------------ ------ ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                                             0
           SHARES
                               ------ ---------------------------------------------------------------------------------------------
        BENEFICIALLY             6    SHARED VOTING POWER:                                           800,536
          OWNED BY
                               ------ ---------------------------------------------------------------------------------------------
            EACH                 7    SOLE DISPOSITIVE POWER:                                        0
          REPORTING
                               ------ ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                                      800,536

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY                                              800,536
                          OWNED BY EACH REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                          CERTAIN SHARES:                                                                                     [  ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                            6.7%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                         IN
------------------------- ---------------------------------------------------------------------------------------------------------




                                    Page 11

-------------------------------------------------------------------------           -----------------------------------------------
CUSIP No.                           731822102                               13G                          Page 12
-------------------------------------------------------------------------           -----------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                 SC FUNDAMENTAL LLC EMPLOYEE SAVINGS & PROFIT SHARING PLAN

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES NLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:                         New York

------------------------------ ------ ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                                             99,634
           SHARES
                               ------ ---------------------------------------------------------------------------------------------
        BENEFICIALLY             6    SHARED VOTING POWER:                                           0
          OWNED BY
                               ------ ---------------------------------------------------------------------------------------------
            EACH                 7    SOLE DISPOSITIVE POWER:                                        99,634
          REPORTING
                               ------ ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                                      0

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY                                              99,634
                          OWNED BY EACH REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                          CERTAIN SHARES:                                                                                     [  ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                            0.8%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                         EP
------------------------- ---------------------------------------------------------------------------------------------------------


ITEM 1.    NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           (a) and (b) This Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of Pomeroy IT Solutions Inc, a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 1020 Petersburg Road, Hebron, KY 41048.

ITEM 2.    NAME OF PERSON FILING

           (a) Name of Persons Filing:

              (i)    SC Fundamental Value Fund, L.P.
              (ii)   SC Fundamental LLC
              (iii)  SC Fundamental Value BVI, Ltd.
              (iv)   SC-BVI Partners
              (v)    PMC-BVI, Inc.
              (vi)   SC Fundamental BVI, Inc.
              (vii)  Peter M. Collery
              (viii) Neil H. Koffler and
              (ix)   John T. Bird
              (x)    David A. Hurwitz
              (xi) SC Fundamental LLC Employee Savings & Profit Sharing Plan (collectively, the "Reporting Persons")

           (b) Address of Principal Business Office or, if None, Residence:

           The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

           The principal business office of each of SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler, John T. Bird, David A. Hurwitz and SC Fundamental LLC Employee Savings & Profit Sharing Plan is 747 Third Avenue, 27th Floor, New York, New York 10017.

           The principal business office of SC Fundamental Value BVI, Ltd. is c/o MadisonGrey Fund Services (Cayman) Ltd., P.O. Box 10290, Grand Cayman KY1-1003, Cayman Islands. (Overnight Delivery Address: Ground Floor, Windward 1, Regatta Office Park, West Bay Road, Grand Cayman).

           (c), (d) and (e) For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act;

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act;

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act;

                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);

                  (f) [ ] An Employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  Not applicable.

ITEM 4.    OWNERSHIP

           (a) - (c) The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer, as of November 24, 2008, is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based on 12,009,478 shares of Common Stock outstanding as of November 6, 2008, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarterly period ended October 5, 2008 filed with the Securities and Exchange Commission on November 7, 2008.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |__|.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           See Exhibit No. 2 hereto.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION

           (a) Not applicable.

           (b) Not applicable

           (c) By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



             [The remainder of this page intentionally left blank.]

                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date:    December 4, 2008

                                    SC FUNDAMENTAL VALUE FUND, L.P.

                                    By: SC Fundamental LLC, as General Partner

                                    By: /s/ Neil H. Koffler
                                        ----------------------------------------
                                        Neil H. Koffler, Member



                                    SC FUNDAMENTAL LLC

                                    By: /s/ Neil H. Koffler
                                        ----------------------------------------
                                        Neil H. Koffler, Member



                                    SC FUNDAMENTAL VALUE BVI, LTD.

                                    By: SC Fundamental BVI, Inc., as managing
                                        general partner of investment manager

                                    By: /s/ Neil H. Koffler
                                        ----------------------------------------
                                        Neil H. Koffler, Vice President



                                    SC-BVI PARTNERS

                                    By: SC Fundamental BVI, Inc., as managing
                                        general partner

                                    By: /s/ Neil H. Koffler
                                        ----------------------------------------
                                        Neil H. Koffler, Vice President


                                    PMC-BVI, INC.

                                    By: /s/ Neil H. Koffler
                                        ----------------------------------------
                                        Neil H. Koffler, Secretary

                                    SC FUNDAMENTAL BVI, INC.

                                    By: /s/ Neil H. Koffler
                                        ----------------------------------------
                                        Neil H. Koffler, Vice President



                                    /s/ Neil H. Koffler
                                    --------------------------------------------
                                    Neil H. Koffler as Attorney-in-Fact for
                                    Peter M. Collery (1)



                                    /s/ Neil H. Koffler
                                    --------------------------------------------
                                    Neil H. Koffler



                                    /s/ Neil H. Koffler
                                    --------------------------------------------
                                    Neil H. Koffler as Attorney-in-Fact for
                                    John T. Bird (2)



                                    /s/ Neil H. Koffler
                                    --------------------------------------------
                                    Neil H. Koffler as Attorney-in-Fact for
                                    David A. Hurwitz (3)



                                    SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND
                                    PROFIT SHARING PLAN

                                    By: /s/ Peter M. Collery
                                        ----------------------------------------
                                        Peter M. Collery, Trustee


 (1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 2 to the Statement on Schedule 13G with respect to the Class A Common Stock of Winmill & Co. Incorporated, filed on November 26, 2003, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

(3) Executed by Neil H. Koffler as Attorney-in-Fact for David A. Hurwitz. The Power of Attorney for Mr. Hurwitz is attached as Exhibit 3 to the Amendment No. 4 to the Statement on Schedule 13G with respect to the Common Stock of MDU Communications International, Inc., filed on February 14, 2008, and is incorporated herein by reference.

                                  EXHIBIT INDEX

        Exhibit No.                              Document
        -----------                              --------

            1 Joint Filing Agreement, dated December 4, 2008, among SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC Fundamental Value BVI, Ltd., SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil
                        H. Koffler, John T. Bird, David A. Hurwitz, and SC Fundamental LLC Employee Savings & Profit Sharing Plan, to file this joint statement on Schedule 13G.

            2           Identity of Members of Group



















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